                                                                  EXHIBIT 10.2

[LOGO]










                                    AGREEMENT

                                     BETWEEN

                         THE ROYAL BANK OF SCOTLAND PLC

                                       AND

                             CORGI CLASSICS LIMITED

                 (in respect of a Term Loan of GBP4,000,000)















               Registered in Scotland No 90312 Registered Office:
                     36 St Andrew Square, Edinburgh EH2 2YB

THIS IS AN IMPORTANT DOCUMENT. YOU SHOULD TAKE INDEPENDENT LEGAL ADVICE BEFORE SIGNING AND SIGN ONLY IF YOU WANT TO BE LEGALLY BOUND.


THIS AGREEMENT is made between:-

(1)          CORGI CLASSICS LIMITED; and

(2)          THE ROYAL BANK OF SCOTLAND plc.

By which it is agreed as follows:-


1            PURPOSE, DEFINITIONS AND INTERPRETATION

1.1 This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of GBP4,000,000 to fund the development of the Borrower's business based in the United States of America and to provide working capital for the Group's businesses in the United Kingdom and the United States of America.

1.2          In this Agreement unless the context otherwise requires:-

             "BANK" means The Royal Bank of Scotland plc and its successors and assigns;

             "BASE ACCOUNTS" means the audited financial statements of the Borrower and the consolidated audited financial statements of the Group for the period ended 31 March 2000;

             "BASE RELATED RATE" shall have the meaning ascribed to it in Clause 4.1;

             "BORROWER" means Corgi Classics Limited, Company Number 03034370;

             "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

             "CORGI CLASSICS, INC." means Corgi Classics, Inc., a company registered in the United States of America and having its address at Suite 205, 430 West Erie, Chicago, IL 60610 USA;

             "CORPORATE OFFICE" means the Bank's Leicestershire Corporate Business Centre at St John's House, East Street, Leicester LE1 6NB or such other branch/office as the Bank may notify to the Borrower from time to time;

             "EVENT OF DEFAULT" means any of the events described in Clause 13;

             "GAAP" means generally accepted accounting practice in the United Kingdom;

             "GROUP" means at any time the Borrower and its Subsidiary Undertakings at such time;

             "ICON" means Icon Collectibles Limited, Company Number 03542813;

             "INTEREST PERIOD" means each period for the calculation of interest ascertained pursuant to Clause 3;

             "IIH" means Interval Investment Holdings Ltd, a company registered in the British Virgin Islands and having its address at PO Box 119, Palm Chambers, Road Town Tortola, British Virgin Islands;

             "LIBOR" means the rate at which Sterling deposits of comparable amount to the Loan and for the relevant Interest Period are offered to the Bank in the London Interbank Market at or about 11 a.m. on the first day of such Interest Period;

             "LIBOR Related Rate" shall have the meaning ascribed to it in Clause 4.1;

             "LLEDO" means Lledo Collectibles Limited, Company Number 03229017;

             "LOAN" means GBP4,000,000 or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

             "MARGIN" means a rate of 1.5% per annum until 31st March 2002. Thereafter the rate will be calculated with reference to the following table, dependent upon the ratio of PBIT to Borrowing Costs achieved pursuant to Clause 11.1(c). The Margin will be reviewed annually on receipt of the audited financial statements of the Borrower pursuant to Clause 10.3(a)(i) and the relative certificate of compliance produced pursuant to Clause 10.3(a)(v) and the resultant Margin will be backdated to the beginning of the Borrower's current financial year and will apply for the whole of that financial year.



                       Ratio                                          Margin to apply
                       -----                                          ---------------
                       Less than 2.25 : 1                              1.75% (subject  to  Bank's agreement
                                                                       being given pursuant to Clause 13.2)
                       2.25 : 1 (or greater) and less than 4 : 1       1.50%
                       4 : 1 and above                                 1.25%


             The Bank will notify the Borrower in writing of any changes in the Margin and if there is any dispute as to the calculation by the Bank of the Margin to apply, the decision of the Bank will, in the absence of manifest error, be conclusive and binding on the Borrower;

             "PARENT" means Corgi Classics Holdings Limited, Company Number 03811954;

             "QUALIFYING BANK" means any bank which is for the purposes of
             Section 349 of the Income and Corporation Taxes Act 1988 within the charge to United Kingdom corporation tax as regards any interest payable to it in terms of this Agreement;

             "SBLC FACILITY AGREEMENT" means the facility agreement dated 28 July 1999 amongst (a) Zindart, (b) Hua Yang Holdings Company Limited and Hua Yang Printing Holdings Limited, (c) ABN Amro Bank NV and others, (d) ABN Amro Bank NV, Hong Kong Branch (as agent),
             (e) ABN Amro Bank NV, Hong Kong Branch (as fronting bank) and (f) others and the term loan between (i) the Parent and ABN Amro Bank NV, London Branch, as such agreements may be amended, varied or replaced;

             "SUBSIDIARY" shall have the meaning ascribed to it in Section 736 of the Companies Act 1985;

             "SUBSIDIARY UNDERTAKING" shall have the meaning ascribed to it in
             Section 258 of the Companies Act 1985;

             "TRADE RECEIVABLES" means the sum of up to US$5,400,000 outstanding at the date hereof and due from the Borrower to Zindart (HK) in respect of the purchase of products manufactured or sold by Zindart
             (HK);

             "ZINDART (BERMUDA)" means Zindart Limited, a company registered in Bermuda and having its address at Clarendon House, 2 Church Street, PO Box HM666, Hamilton HMCX, Bermuda ; and

             "ZINDART (HK)" means Zindart Limited, a company registered in Hong Kong and having its address at Flat C&D, 25 F1, Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong.

1.3 Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.


2            DRAWING OF THE LOAN

2.1 The Loan shall be drawn in one amount following receipt by the Bank at the Corporate Office of a notice specifying the required date of drawdown which must be a Business Day and, if appropriate, the duration of the first Interest Period. Such notice must be received not later than 11 a.m. on the drawdown date.

2.2 The Bank unless otherwise mutually agreed shall credit the Loan to a current account of the Borrower with the Bank.

2.3 In the event of the Loan not being drawn within 3 months from the date this Agreement is signed on behalf of the Bank, the Bank shall be entitled to cancel this Agreement and the Borrower shall indemnify the Bank against any loss (including any loss of margin) or expense which the Bank shall certify as sustained or incurred by it as a consequence.

3            INTEREST PERIODS

3.1 If the Borrower elects to pay interest at the LIBOR Related Rate the first Interest Period shall begin on the date on which the Loan is drawn or, if appropriate, the date on which conversion to the LIBOR Related Rate pursuant to Clause 4.1 occurs and, so long as the option to convert to the Base Related Rate pursuant to Clause
             4.1 is not exercised, each subsequent Interest Period shall begin on the expiry of the preceding Interest Period with the final Interest Period ending on the date on which the Loan is repaid in full.

3.2 The Borrower may by notice to be received by the Bank at the Corporate Office not later than 11 a.m. on the first day of each Interest Period select an Interest Period of three, six, nine or twelve months duration (or such other period which is acceptable to the Bank). If the Borrower should fail to select an Interest Period the Bank shall select the Interest Period to apply.

3.3 If an Interest Period should end on a day which is not a Business Day such Interest Period shall be extended to the next Business Day unless the next Business Day is in the following calendar month in which case the Interest Period shall end on the preceding Business Day.

3.4 If a repayment instalment referred to in Clause 6 should fall to be paid during an Interest Period the Bank may determine the Interest Period to apply to the amount of the repayment instalment and in such circumstances, no penalty, fees or breakage costs (including those referred to in Clauses 6.2 and 6.3) will be due by the Borrower to the Bank as a result of such determination.


4            INTEREST

4.1 The Borrower shall have the option of electing to pay interest at a rate linked to the Bank's Base Rate (the "Base Related Rate") in accordance with the provisions of Clause 4.2 or at a rate linked to LIBOR (the "LIBOR Related Rate") in accordance with the provisions of Clause 4.3. Furthermore the Borrower may during the term of the Loan convert the rate at which interest is payable from the Base Related Rate to the LIBOR Related Rate and vice versa provided always that the option to convert may be exercised no more frequently than once every 3 months and provided further that conversion from the LIBOR Related Rate to the Base Related Rate may take place only at the end of an Interest Period.

4.2 If the Borrower elects to pay interest at the Base Related Rate the following conditions shall apply:-

             (a) the Borrower shall pay to the Bank interest at a rate which is equivalent to the Margin above the Bank's Base Rate. As at 18th January 2001 this formula produced a rate of 7.5% per annum. The Bank's Base Rate may vary from time to time.

             (b) interest on the Loan shall be calculated on a daily basis and a year of 365 days and shall be payable quarterly on the penultimate Business Day of March, June, September and December in each year and on final repayment of the Loan. If the option to convert to the LIBOR Related Rate is exercised the interest outstanding shall be payable on the date of such conversion. Any interest unpaid when payable shall be compounded.

4.3 If the Borrower elects to pay interest at the LIBOR Related Rate the following conditions shall apply:-

             (a) the Borrower shall, in respect of each Interest Period, pay to the Bank interest at a percentage rate per annum equal to the aggregate of (i) the Margin above LIBOR; and
                       (ii) the percentage rate which represents the cost to the Bank, relative to the Loan, of compliance with the requirements of the Bank of England, the Financial Services Authority or any other regulatory authority. Such cost shall be determined by the Bank, in accordance with the formula detailed in Schedule 1 to this Agreement, as at 11 a.m. on the first day of the Interest Period. A certificate by the Bank as to the amount of such cost shall be conclusive in the absence of manifest error; and

             (b) interest shall be calculated on a day to day basis on a year of 365 days and shall be paid quarterly on the penultimate Business Day of March, June, September and December in each year, and on final repayment of the Loan. Any interest unpaid when payable shall be compounded.

4.4 Interest shall unless otherwise mutually agreed be debited to a current account maintained by the Borrower with the Bank.

4.5 If a repayment installment or any interest referred to in Clause 6 and Clause 4 respectively should not be paid by the Borrower on the due date or if the Bank has served a written notice on the Borrower pursuant to Clause 13.1 the Borrower shall pay interest on the amount of the repayment installment or interest or (in the case of a written notice having been served pursuant to Clause 13.1) the amount of the Loan outstanding from the due date until the date of actual payment at a rate of the Margin plus 2% per annum above the Bank's Base Rate. This interest shall be charged both before and after court decree or judgment, shall be in substitution for any other interest payable pursuant to this Agreement and applicable to such outstanding amount and shall be calculated on a day to day basis and a year of 365 days and payable quarterly on such dates as will be notified to the Borrower by the Bank.


5            INCREASED COSTS

5.1 If by reason of (i) the introduction of or any change in law or its interpretation or administration and/or (ii) compliance with any request or requirement of any central bank or other fiscal, monetary or other authority (including without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its obligations hereunder):-

             (a) the Bank incurs a cost as a result of entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Loan available; or

             (b) the Bank is unable to obtain the rate of return on its overall capital which it would have been able to achieve but for its entering into this Agreement, performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Loan available; or

             (c) there is any increase in the cost to the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan; or

             (d) the Bank incurs a cost as a result of its having made the Loan available or the Bank becomes liable to make any payment on account of tax or otherwise (other than a tax imposed on its overall net income) on or calculated by reference to the amount of the Loan and/or any sum received or receivable by it hereunder, or any liability in respect of any such payment is imposed, levied or assessed against the Bank then the Borrower shall from time to time within three Business Days of a demand by the Bank, pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, (i) such costs,
             (ii) such reduction in the rate of return (or such proportion of such reduction as is in the opinion of the Bank attributable to its obligations hereunder), (iii) such increased costs (or such proportion of such increased costs as is in the opinion of the Bank attributable to its funding the Loan), or (iv) such cost or liability (or such proportion thereof as is in the opinion of the Bank attributable to making the Loan available) save to the extent that the relevant cost, increased cost, reduction or liability is compensated for by any payment calculated in accordance with point
             (ii) of Clause 4.3(a).

5.2 If the Bank makes a claim pursuant to Clause 5.1 it shall promptly after it becomes aware of the circumstances giving rise to such claim deliver to the Borrower a certificate to that effect setting out in reasonable detail the basis of such claim. This certificate shall be conclusive in the absence of manifest error.


6            REPAYMENT AND PREPAYMENT

6.1          The Borrower shall repay the Loan by:-

             (a)       3 installments of GBP200,000;

             (b)       thereafter, 4 installments of GPB250,000; and

             (c)       thereafter, 8 installments of GBP300,000.

             The first installments shall be paid on 30th September 2001 with subsequent installments being paid quarterly thereafter until the Loan has been repaid in full.

6.2 The Borrower may prepay the Loan or part thereof (this part to be GBP100,000 or an integral multiple thereof) at any time (where the Borrower has elected to pay interest at the Base Related Rate) or (where the Borrower has elected to pay interest at the LIBOR Related Rate) on the last day of any Interest Period (other than an Interest Period determined by the Bank pursuant to Clause 3.4) subject to the Borrower making an additional payment to the Bank equivalent to three months' interest on the sum prepaid at the rate then current for the Loan and subject also to notice from the Borrower to be received by the Bank at the Corporate Office no later than 11 a.m. two Business Days before such prepayment.

6.3 In the event of any repayment or prepayment of the Loan or part thereof being made other than as stated in Clauses 6.1 or 6.2 (including any repayment or prepayment following the occurrence of an Event of Default) the Borrower shall, in addition to making an additional payment as detailed in Clause 6.2, indemnify the Bank against any loss (including loss of margin) or expense which the Bank shall certify as reasonably sustained or incurred by it as a consequence of the repayment or prepayment.

6.4 Any repayment or prepayment made under Clause 6.2 and/or 6.3 shall be applied against the outstanding instalments under Clause 6.1 in inverse chronological order.

6.5          No amount repaid or prepaid may be redrawn under this Agreement.


7            PAYMENTS

7.1 All payments to be made by the Borrower under this Agreement shall be made to the Bank on the due date.

7.2 The amount of any payment shall unless otherwise mutually agreed be debited to a current account maintained by the Borrower with the Bank and the Borrower shall if required by the Bank grant to the Bank and maintain an appropriate Standing Order.

7.3 If any payment should become due on a day which is not a Business Day the due date for such payment shall be extended to the next Business Day unless the next Business Day is in the following calendar month in which case the due date shall be the preceding Business Day.


8            CONDITIONS PRECEDENT

8.1 The Bank shall be under no obligation to make the Loan available until it has received the following and is satisfied with the same:-

             (a) the duplicate of this Agreement signed on behalf of the Borrower;

             (b) a certified copy of the Resolution of the Board of Directors of the Borrower approving the transaction contemplated by this Agreement and authorising a specified person to sign this Agreement and any documents required under this Agreement on behalf of the Borrower;

             (c) deeds of subordination regulating the facilities granted to the Borrower by (i) the Bank, and (ii) facilities in aggregate of GBP8,106,000 granted by Zindart (HK) and the Parent, in form and substance satisfactory to the Bank;

             (d) legal opinions addressed to the Bank, provided by the Borrower's legal advisers, on Zindart (HK) and Corgi Classics, Inc. in form and substance satisfactory to the Bank and the Bank's legal advisers;

             (e) evidence satisfactory to the Bank that (i) Corgi Classics, Inc. and Zindart (Bermuda) are wholly owned Subsidiaries of the Borrower;

             (f) letters of consent addressed to Zindart (HK) and to the Parent respectively from (i) ABN Amro Bank NV and the Instructing Banks (all as defined in the SBLC Facility Agreement) and (ii) ABN Amro Bank, London, agreeing to the provision of the Loan to the Borrower and, where appropriate, to the security granted or to be granted in terms of Clause 12.1;

             (g) a post closing obligations letter from Corgi Classics, Inc. addressed to the Bank, in a form and substance satisfactory to the Bank.

8.2 The Bank shall furthermore not be obliged to make the Loan available unless the following conditions are satisfied on the date on which the Loan is drawn:-

             (a) the security referred to in Clause 12.1(b) has been completed to the Bank's satisfaction;

             (b) no Event of Default (or event which with the giving of notice, lapse of time or other conditions under this Agreement may constitute an Event of Default) has occurred and is continuing or might result from the drawdown of the Loan; and

             (c) the representations and warranties in Clause 9 are true with respect to the facts and circumstances then existing.

9            REPRESENTATIONS AND WARRANTIES

9.1 The Borrower represents and warrants (save as disclosed to and agreed by the Bank) that:-

             STATUS
             (a) it and its Subsidiaries are duly incorporated and validly existing and have power to own their property and assets and carry on their business as presently conducted;

             POWERS AND AUTHORITY
             (b) it has power to execute, deliver and perform its obligations under this Agreement and it and its Subsidiaries have power to execute, deliver and perform their obligations under any security provided by them pursuant to Clause 12, all necessary corporate, shareholder or other action has been taken to authorise the execution, delivery and performance of this Agreement and of any security provided, and no limitation on its powers or the powers of its Directors shall be exceeded as a result of the drawdown of the Loan;

             LEGAL VALIDITY
             (c) this Agreement and any security provided by it and its Subsidiaries pursuant to Clause 12 constitute legal, valid and binding obligations on it and its Subsidiaries respectively;

             NON-CONFLICT
             (d) the entry into and performance of the terms and conditions of this Agreement and of any security provided by it and its Subsidiaries pursuant to Clause 12 do not and shall not contravene or conflict with their respective memoranda and articles of association, any law, statute, regulation or other instrument binding on it and its Subsidiaries or any of its/their assets, or any agreement or document to which they are a party or is binding on it or its Subsidiaries or any of their assets;

             AUTHORISATIONS AND COMPLIANCE
             (e) it and its Subsidiaries hold and are in compliance in all material respects with (i) all necessary licences, permits, consents or other authorisations required for conducting their business and (ii) all applicable laws and regulations or other legal requirements;

             BREACH OF OTHER AGREEMENTS
             (f) it is not (nor with the giving of notice, lapse of time or satisfaction of any other condition would be) in breach of or in default under any agreement or document to which it is party or by which it or any part of its assets may be bound which could have a material adverse effect on the business, assets or financial condition of the Borrower or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 12;

             ACCOUNTS
             (g) the Base Accounts/its latest audited financial statements and the latest consolidated audited financial statements of the Group as provided to the Bank have been prepared in accordance with GAAP and fairly represent its financial condition and the financial condition of the Group and there has been no material adverse change in its business or financial condition or the business or financial condition of the Group since the date of those financial statements;

             LITIGATION
             (h) no litigation, arbitration or administrative proceeding is taking place (including without limitation any action under any environmental law or regulation), pending or to the knowledge of its officers threatened against it or its Subsidiaries or any part of their undertaking, assets or revenues which, if adversely determined would give rise to a judgement or enforcement action for an amount (in any one case) of more than GBP50,000;

             ENCUMBRANCES
             (i) no charges or other encumbrances in the nature of a security interest exist on its assets or the assets of any of its Subsidiaries other than any charges or encumbrances in favour of the Bank or security rights arising in the ordinary course of business by operation of law;

             ENVIRONMENT
             (j) so far as it is aware, it and its Subsidiaries (i) are in compliance with all applicable environmental laws, regulations and practices, (ii) hold and are in compliance with all necessary licences, permits, consents or other authorisations essential for the conduct of their business; and (iii) has not previously conducted nor are currently conducting their business in any manner which could form the basis of any environmental claim against them;

             INFORMATION
             (k) all written information provided to the Bank by the Borrower regarding the Group is, so far as it relates to facts, true and accurate in all material respects and, so far as it consists of projections, such projections, when made, were prepared in good faith, after careful consideration and on the basis of reasonable assumptions and there is no additional undisclosed information which is in the possession of the Borrower, had it been disclosed to the Bank, could have been reasonably expected to cause the Bank to withdraw its offer of Loan to the Borrower; and

             NO DEFAULT
             (l)       no Event of Default has occurred.

             REPETITION
9.2 The representations and warranties contained in Clause 9.1, (other than 9.1(g) in respect of the Base Accounts, and 9.1k in respect of information provided to the Bank prior to the date of this Agreement) shall survive the signing of this Agreement and shall be deemed repeated on the date on which the Loan is drawn and on each date on which interest is payable.

10           UNDERTAKINGS

10.1 The undertakings in this Clause 10 shall remain in force until the Loan has been repaid in full.

             USE OF LOAN
10.2         The Borrower shall use the Loan for the purpose specified in Clause
             1.1.

             FINANCIAL INFORMATION
10.3         (a)       The Borrower shall supply to the Bank:-

                       (i) as soon as they become available but in any event within 180 days after the end of its financial year the audited financial statements of the Borrower and the consolidated audited financial statements of the Group for that year;

                       (ii) as soon as they become available but in any event within 30 days after the end of the accounting period to which they relate, and in a format acceptable to the Bank, monthly management accounts of the Borrower and consolidated monthly management accounts of the Group incorporating balance sheet and profit and loss account, cash flow statement and aged lists of debtors and creditors;

                       (iii) promptly all notices or other documents sent by the Borrower to all or a class of its shareholders and/or its creditors;

                       (iv) promptly such further information in the possession of the Borrower regarding the financial condition and operations of the Borrower and the Group as the Bank may reasonably request provided that (i) the Bank will only be entitled to request additional accounts of the Borrower if the Borrower is in breach of the financial covenants set out in Clause 11.1 or the Bank believes the Borrower may be in breach of such covenants and (ii) the Borrower will only be requested to pass information to the Bank which may be subject to confidentiality agreements if the Bank satisfies any or all confidentiality requests set out in such agreements;

                       (v) on each occasion financial statements are supplied to the Bank pursuant to Clause 10.3(a)(i), a certificate, in a format annexed as Schedule 2 to this Agreement, signed by a Director/the Secretary of the Borrower confirming compliance or otherwise with the financial covenants detailed in Clause 11.1 outlining the financial covenant levels and including detailed workings.

             (b) The Borrower undertakes to ensure that all accounts and other financial information submitted to the Bank pursuant to Clause 10.3(a) are prepared consistently and in accordance with GAAP.

             NOTIFICATION OF DEFAULT
10.4 The Borrower shall notify the Bank of any Event of Default immediately upon becoming aware of its occurrence.

             NEGATIVE PLEDGE
10.5 The Borrower shall not, nor shall it permit any of its Subsidiaries to, create nor permit to subsist any charge, lien or other encumbrance in the nature of a security interest (except a lien or other security interest arising by the operation of law in the ordinary course of business) on the whole or any part of the present or future assets of the Borrower or its Subsidiaries except with the prior written consent of the Bank.

             OTHER OBLIGATIONS
10.6 The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any obligations whether by way of borrowing from another source, leasing commitments, factoring of debts, granting of guarantees or by any other means (other than as already disclosed to the Bank prior to the date of this Agreement) except
             (i) with the prior written consent of the Bank or (ii) any liability in respect of any purchase price for products manufactured or sold by Zindart (HK) or any of its Subsidiary Undertakings or any manufacturer or supplier to the Group in the normal course of business on arm's length commercial terms and, for the avoidance of doubt, the Borrower shall not be prevented from repaying such liabilities as referred to in points (i) and (ii) or Trade Receivables to Zindart (HK).

             MATERIAL CHANGE IN BUSINESS
10.7 The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or threaten to make any material change in the nature of its business as presently conducted except with the prior written consent of the Bank.

             DISPOSAL OF ASSETS
10.8 The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, transfer, lease (or where a lease is already in existence, consent to the lease being assigned) or otherwise dispose of all or a substantial part of the assets of the Borrower or its Subsidiaries except with the prior written consent of the Bank provided that, with the specific exception of those assets detailed in Clause 10.10, disposals of assets (i) not exceeding GBP50,000 in aggregate in any financial year or (ii) subject to a floating charge only, made in the ordinary course of business of the Borrower or the business of its Subsidiaries, shall be permitted.

             RESTRICTIONS ON REPAYMENT OF EQUITY/LOAN
10.9 The Borrower shall not without the prior written consent of the Bank:-

             (a) declare or pay or permit the payment of any dividend on any of its shares; or
             (b) pay or permit the payment of any unpaid arrears and accruals of any dividend in respect of its share capital; or
             (c)       any other distribution of income to any of its members;
                       or
             (d) make any distribution of capital (whether in cash or in specie) to its members; or
             (e)       redeem or purchase any of its shares; or
             (f)       otherwise reduce its capital; or
             (g) without the prior consent of the Bank, repay any equity/loan funding provided to it by any person other than the Bank unless and until the Loan has been repaid in full; or
             (h) pay or permit the payment of any interest in respect of any such loans or any fees, costs, expenses or commission to the relevant lender.

             TRADENAMES
10.10 The Borrower shall procure that all trademarks, tradenames, service marks, logos, designs and emblems relating to the 'Corgi', 'Lledo' and 'Icon' businesses shall, throughout the term of the Loan, remain the sole and exclusive property of the Borrower or a Group company which has granted appropriate security to the Bank and that all other intellectual property rights used by the Borrower and the Group in connection with its/their business shall throughout the term of the Loan remain either the sole and exclusive property of the Borrower or a Group company which has granted appropriate security to the Bank or be used under valid licence agreements.

             HEDGING
10.11 The Borrower shall, within 3 months from the date of drawdown of the Loan, enter into an interest rate hedging instrument acceptable to the Bank and the Borrower at a level, for a period and for a notional amount acceptable to the Bank and the Borrower.

             INSURANCES
10.12 The Borrower shall, and shall procure that each of its Subsidiaries shall, effect and maintain such insurance over its assets and business in such manner and to such extent as is reasonable and customary for a business engaged in the same or a similar activity and the same or similar localities to the Borrower or its Subsidiaries subject to the terms of any security provided by the Borrower or its Subsidiaries.

             CURRENT ACCOUNT
10.13 The Borrower shall maintain its current account banking business with the Bank and with Standard Chartered Bank, GPO Box 21, Hong Kong and Corgi Classics, Inc. shall maintain its current account banking business with La Salle, 135 South La Salle Street, Chicago, USA.

             ENVIRONMENT
10.14 The Borrower shall, and shall procure that each of its Subsidiaries shall:-

             (a) comply with any applicable environmental laws, regulations or practices and comply with and renew all licences, permits, consents or other authorisations held in respect of the Borrower's/its Subsidiaries business;

             (b) conduct its business in a manner which cannot form the basis of an environmental claim against it; and

             (c) as soon as it becomes aware of the same, promptly notify the Bank of any breach of any environmental law, regulation or practice or any licence, permit, consent or other authorisation held and remedy at the Borrower's expense any such breach by the use of best available techniques not entailing excessive cost.

             AUTHORISATIONS AND COMPLIANCE
10.15 The Borrower shall, and shall procure that each of its Subsidiaries shall:-

             (a) comply in all material respects with all licences, permits, consents or other authorisations held and with any applicable laws, regulations or other legal requirements; and

             (b) as soon as it becomes aware of the same, promptly notify the Bank of any breach of (i) any law, regulation or other legal requirement and/or (ii) any licence, permit, consent or other authorisation held, and immediately remedy such breach.

             ILLEGALITY
10.16 The Borrower shall on receiving notice from the Bank repay the Loan either forthwith or on a future specified date together with interest accrued to the date of repayment and all other amounts payable under this Agreement by the Borrower if any change in or the introduction of any law, regulation, treaty, official directive or rule of any regulatory authority or organisation having jurisdiction or any change in the interpretation or application thereof should render it unlawful or a breach thereof for the Bank to make available, fund or maintain the Loan or to give effect to its obligations and exercise its rights contemplated by this Agreement.

             POST CLOSING OBLIGATIONS LETTER
10.17 The Borrower shall procure that Corgi Classics, Inc. satisfies its obligations under the post completion obligations letter, dated of even date herewith, from Corgi Classics, Inc. to the Bank.


11           FINANCIAL COVENANTS

             COVENANTS
11.1 The Borrower undertakes that, in relation to the financial covenant in (a) below at each date for compliance specified in Clause 11.3 and in relation to the financial covenants in (b) and (c) below for each accounting period ending on such date, the financial position/performance of the Group shall be/have been such that:-

             MINIMUM NET TANGIBLE ASSETS
             (a) Consolidated Net Tangible Assets are not less than the amount set out in Column A below at any date for compliance falling within the period detailed in Column B below opposite such amount:-


                           Column A                            Column B
                           --------                            --------
                        GBP9,000,000                       date of drawdown of the Loan to 31 March 2003
                        GBP10,000,000                      1 April 2003 to date of final repayment of the Loan


             Net Cash Flow:Borrowing Costs Paid
             (b) the ratio of Consolidated Net Cash Flow to Consolidated Borrowing Costs Paid shall not be less than 1 : 1

             PBIT:Borrowing Costs
             (c) the ratio of Consolidated PBIT to Consolidated Borrowing Costs shall not be less than the ratio set out in Column A below for any accounting period ending during the period detailed in Column B below opposite such ratio:-


                           Column A                            Column B
                           --------                            --------
                           2.25:1                              date of drawdown of the Loan to 31 March 2002
                           3:1                                 1 April 2002 to 31 March 2003
                           4:1                                 1 April 2003 to date of final repayment of the Loan

             FINANCIAL DEFINITIONS
11.2 For the purposes of Clause 11.1 the following definitions shall have the meanings shown opposite them:-

             "Consolidated Borrowing Costs" means, in relation to any accounting period of the Group, the aggregate of all interest, commission, fees, and charges payable by the Group in respect of its Consolidated Gross Borrowings during such period including without limitation:-
             (i)     capitalised interest;
             (ii)    finance lease charges; and
             (iii) dividends on shares issued on the basis that they are or may become redeemable; but excluding interest payable by associates and joint ventures;

             "Consolidated Borrowing Costs Paid" means, in relation to any accounting period of the Group, the aggregate of all interest, commission, fees, and charges paid and due to be paid by the Group in respect of its Consolidated Gross Borrowings during such period including without limitation:-
             (i)     capitalised interest;
             (ii)    finance lease charges; and
             (iii) dividends on shares issued on the basis that they are or may become redeemable; but excluding interest paid by associates and joint ventures;

             "Consolidated Gross Borrowings" means at any time the aggregate of all obligations of the Group for the repayment of money, whether present or future, actual or contingent incurred in respect of:-
             (i)     money borrowed from all sources;
             (ii) any bonds, notes, loan stock, debentures or similar instruments;
             (iii) acceptance credits, bills of exchange or documentary credits;
             (iv) shares issued on the basis that they are or may become redeemable (at redemption value); (v) gross obligations under finance leases;
             (vi)    the factoring of debts;
             (vii) guarantees, indemnities or other assurances against financial loss; and
             (viii) amounts raised or obligations incurred in respect of any other transaction which has the commercial effect of borrowing.
             For the avoidance of doubt, any liabilities in relation to trade debts, including any amounts owing to Zindart (HK) and any of its Subsidiary Undertakings which arise as a result of the supply of goods and services to the Group in the normal course of business and in relation to the Trade Receivables (the "Trade Debt"), shall be excluded in computing Consolidated Gross Borrowings. However, any amounts owed to Zindart (HK) and the Parent by the Group other than the Trade Debt (including the GBP8,106,000 subordinated loans outstanding at the date of this Agreement) shall be included in computing Consolidated Gross Borrowings;

             "Consolidated Net Cash Flow" means in relation to any accounting period of the Group, the Group's net cash flow from operating activities less the aggregate of (i) tax paid and (ii) Dividends paid;

             "Consolidated Net Tangible Assets" means at any time the aggregate of the amount paid up or credited as paid up on the issued share capital of the Borrower plus or minus (a) any amount standing to the credit or debit of the consolidated capital and revenue reserves of the Group (including any share premium account or capital redemption reserve) and (b) any credit or debit balance on the consolidated profit and loss account of the Group (excluding for the avoidance of doubt any amount attributable to minority interests),

             LESS the aggregate of any amounts attributable to:-

             (i) pension fund prepayments (net of related deferred tax provisions), capitalised goodwill or any other intangible assets;
             (ii) shares issued on the basis that they are or may become redeemable (at redemption value);
             (iii)   advance corporation tax recoverable or deferred tax assets;
                     and
             (iv) the upward revaluation of any asset after 31 March 2000 except to the extent that such revaluation is approved in writing for the purposes of this definition by the Bank;

             "Consolidated PBIT" means, in relation to any accounting period of the Group, the profit/loss of the Group on ordinary activities before tax and after exceptional items but after ADDING back:-

             (i) Consolidated Borrowing Costs (net of capitalised interest and dividends on redeemable shares);
             (ii)    amortisation of goodwill and other intangible assets;
             (iii)   interest payable by associates and joint ventures;
             (iv) the Group's share of operating losses arising in associates and joint ventures; and
             (v) the Group's share of exceptional losses arising in associates and joint ventures;
                     and after DEDUCTING:-
             (vi) the Group's share of operating profits arising in associates and joint ventures;
             (vii)   interest receivable by associates and joint ventures;
             (viii) the Group's share of exceptional gains arising in associates and joint ventures;
             (ix)    interest receivable and other similar income; and
             (x)     income from fixed asset investments; and

             "Dividends" means, in relation to any accounting period of the Group, all dividends on the Borrower's:- (i) ordinary share capital; and (ii) preference share capital (other than redeemable preference shares).

             COMPLIANCE DATES
11.3         (a)       The dates for compliance with Clauses 11.1 are:-

                       (i) each date as at which the financial statements produced pursuant to Clause 10.3(a)(i) are prepared;

                       (ii) each date as at which the management accounts produced pursuant to Clause 10.3(a)(ii) are prepared for the financial periods ended 31 March and 30th September each year (commencing 30 September 2001); and

                       (iii) each date as at which any additional accounts produced pursuant to Clause 10.3(a)(iv) are prepared.

             CALCULATION
11.4 The calculation of the financial covenants detailed in Clause 11.1 shall :-

             (a) be confirmed by the Bank with reference to the financial statements/accounts/compliance certificates produced pursuant to Clause 10.3(a). The calculation of financial covenants detailed in Clause 11.1 (b) and (c) which are undertaken with reference to management accounts produced in accordance with Clause 10.3(a)(ii) shall be based on cumulative figures for the 12-month period ended on each relevant date for compliance;

             (b) be in accordance with the accounting principles and policies applied in connection with the Base Accounts.

             CONSISTENT APPLICATION OF ACCOUNTING PRINCIPLES
11.5 If any member of the Group (a) changes its accounting policies as applied in connection with the preparation of the Base Accounts whether as a result of a change in GAAP or otherwise, and/or (b) changes its financial year end, it shall immediately notify the Bank to determine whether the change affects the financial covenants detailed in Clause 11.1 and the Borrower and the Bank shall at the Bank's request negotiate in good faith with a view to agreeing such amendments to the financial covenants and/or the relevant definitions as set out in Clause 11.2 as may be necessary to provide the Bank with protection comparable to that granted as at the date of this Agreement. Any such amendments will be documented by means of a Supplementary Agreement between the Borrower and the Bank.

             COMPUTATION
11.6 If there is any dispute as to any computation under this Clause 11 (including any amendment sought pursuant to Clause 11.5) or as to the interpretation of any of the relevant definitions in Clause 11.2, the decision of the Bank shall, in the absence of manifest error, be conclusive and binding on the Borrower.

             DURATION
11.7 The financial covenants set out in this Clause 11 shall remain in force until the Loan has been repaid in full.


12           SECURITY

12.1 The obligations of the Borrower to the Bank under this Agreement shall be secured by:-

             (a) all existing security, if any, held by the Bank for the Borrower's liabilities;

             (b)       security in the Bank's preferred form as follows:-

                       (i) a Debenture creating fixed and floating charges over the Borrower's whole property and assets;

                       (ii) an Unlimited Inter-company Guarantee among the Borrower, Corgi Classics, Inc., Lledo and Icon supported by:-

                                  (first)   a Security Agreement by Corgi
                                            Classics, Inc. creating fixed and
                                            floating charges over its whole
                                            property and assets;

                                  (second) a Debenture by Lledo creating fixed and floating charges over its whole property and assets; and

                                  (third)   a Debenture by Icon creating fixed
                                            and floating charges over its whole
                                            property and assets;

                       (iii) a charge in a form satisfactory to the Bank of sums standing to the credit of all its accounts at La Salle Bank, 135 South La Salle Street, Chicago, Illinois in the name of Corgi Classics, Inc.;

                       (iv) a Letter of Non-reactivation in a form satisfactory to the Bank in relation to Corgi Sales Limited, Company Number 3057179, Corgi Toys Limited, Company Number 3057178, Bassett Lowke Limited, Company Number 3228564, Bassett-Lowke (Railways) Limited, Company Number 3240766, Blow-ko Limited, Company Number 3228159, Zindart (Bermuda) and IIH; and

             (c) all future security which the Bank may from time to time hold for the Borrower's liabilities.

12.2 The Bank reserves the right to exercise at any time and from time to time hereafter at its discretion to require the Borrower or any Group company to enter into or procure the entering into of such additional or replacement security acceptable to the Bank as the Bank may specify.

12.3 For the avoidance of doubt the Borrower acknowledges that all security held and to be held by the Bank shall unless the security document expressly states otherwise secure all the liabilities of the Borrower to the Bank of whatsoever nature.


13           EVENTS OF DEFAULT

13.1         In the event that:-

             NON PAYMENT
             (a) the Borrower fails to pay on the due date any amount payable under this Agreement (other than where the Borrower demonstrates to the satisfaction of the Bank that such failure is due to an administrative or technical payment error, in which case the Borrower shall have 3 Business Days from the due date to make such payment); or

             MISREPRESENTATION
             (b) any representation or warranty made or repeated by the Borrower in this Agreement is or proves to have been incorrect in any material respect when made or repeated; or

             BREACH OF OTHER OBLIGATIONS
             (c) the Borrower fails to comply with any provision of this Agreement or the Borrower or any other grantor of security fails to comply with any provision of the security provided pursuant to Clause 12 and, where capable of remedy, such failure is not remedied to the reasonable satisfaction of the Bank within 10 Business Days of the Bank giving notice to the Borrower or other grantor requiring the Borrower or other grantor to remedy the same; or

             CROSS DEFAULT
             (d) the Borrower or any of its Subsidiaries defaults in the performance of any other agreement for borrowed monies so as to accelerate the due date of repayment thereunder or such borrowed monies are not repaid in full on the due date or repayment of any such borrowed monies is due on demand and is not paid in full forthwith on such demand being made provided that, in the absence of any other Event of Default, this provision shall not apply to demand being made in respect of on demand facilities being made available by the Bank to the Borrower from time to time; or

             INSOLVENCY AND ANALOGOUS PROCEEDINGS
             (e) the Borrower or any of its Subsidiaries is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or the Borrower or any of its Subsidiaries otherwise becomes insolvent or suspends making payments to all or any class of its creditors or announces an intention to do so; or

             (f) any distress, diligence, execution, attachment or other legal process affects the whole or a material part of the assets of the Borrower or any of its Subsidiaries and is not discharged within 21 days; or

             (g) an administrative or other receiver or similar officer is appointed of the whole or any part of the assets of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries requests any person to appoint such a receiver or similar officer or any other steps are taken to enforce any charge or other security over any of the property of the Borrower or any of its Subsidiaries; or

             (h) any order is made or any effective resolution is passed or a petition (other than a petition which is frivolous or vexatious or which is withdrawn within 21 days of presentation for advertisement provided the Bank has been notified of such petition prior to its advertisement) is presented or other steps are taken for:-

                       (i) the winding up, dissolution or liquidation of the Borrower or any of its Subsidiaries other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Bank in writing; or

                       (ii) the making of an administration order against the Borrower or any of its Subsidiaries; or

             (i) any steps are taken by another creditor to repossess any goods in the possession of the Borrower or any of its Subsidiaries under any hire purchase, conditional sale, leasing, retention of title or similar agreement in relation to an undischarged debt in excess of GBP50,000; or

             CONTROL
             (j) control of the Borrower passes without the consent of the Bank to any person, firm or company acting either individually or in concert or control of any of its Subsidiaries passes without the consent of the Bank to any party outside the Group; or

             US BANK ACCOUNT
             (k) any steps are taken by another creditor which affect the Bank's security over Corgi Classics, Inc.'s bank account at La Salle Bank; or

             MATERIAL ADVERSE CHANGE
             (k) any event occurs which in the reasonable opinion of the Bank is likely to have a material adverse effect on the ability of the Borrower to comply with its obligations under this Agreement; or

             OTHER JURISDICTIONS
             (l) any event occurs which, under the applicable law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events detailed in this Clause 13.1 then in any such case and at any time thereafter while such event is continuing the Bank may by written notice to the Borrower declare the Loan, all interest accrued and all other sums payable by the Borrower under this Agreement including the additional payment detailed in Clauses 6.2 and 6.3 to be immediately due and payable and/or terminate the obligations of the Bank under this Agreement.

13.2 Without prejudice to the Bank's rights and remedies upon the occurrence of an Event of Default as detailed in Clause 13.1, in the event of a breach of the financial covenant detailed in Clause 11.1(c), the Bank may, at its sole discretion, agree to waive the default in which case, interest will be charged at the Margin over LIBOR/the Bank's Base rate applicable at the relevant time.


14           FEES AND EXPENSES

14.1 The Borrower shall meet all costs, charges and expenses reasonably incurred (including the fees and expenses of any legal advisers whether directly employed by the Bank or who provide other services to the Bank) in connection with:-

             (a)       the preparation and execution of this Agreement; and

             (b) the constitution and discharge of the security detailed in Clause 12 and any further security granted in favour of the Bank pursuant to Clause 12.

14.2 The Borrower shall meet all costs, charges and expenses incurred (including the fees and expenses of any legal advisers whether directly employed by the Bank or who provide other services to the
             Bank) in connection with:-

             (a)       the occurrence of any Event of Default;

             (b) the enforcement or preservation of the Bank's rights under this Agreement and any security held by the Bank in terms of Clause 12; and

             (c) any breach of any environmental law or regulation by the Borrower or its Subsidiaries.

14.3 The Borrower shall pay to the Bank an arrangement fee of GBP40,000 on the date which is the earlier of (i) the date on which the Loan is drawn and (ii) the date which is 5 Business Days after this Agreement is signed on behalf of the Borrower.

14.4 The Borrower authorises the Bank to debit any unpaid fees and expenses to a current account maintained by the Borrower with the Bank.


15           NOTICES

15.1 Every notice or other communication made under this Agreement shall unless otherwise stated be in writing (by way of letter, telex or facsimile transmission) and shall be given:-

             (a) in the case of the Borrower to its registered office marked for the attention of "The Company Secretary";

             (b)       in the case of the Bank to the Corporate Office.

15.2 Every notice or other communication shall be deemed to have been received:-

             (a) in the case of a letter when delivered personally or two days after its posting by first class post;

             (b) in the case of a telex or facsimile transmission when despatched.


16           MISCELLANEOUS

16.1 The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

16.2 The Bank may assign all or any part of its rights or benefits under this Agreement to a Qualifying Bank without the consent of the Borrower provided that following any such assignment the Borrower will have no greater obligation to the assignee than it had to the Bank under the terms of this Agreement prior to such assignment and the Borrower will not be liable for any costs and expenses incurred in relation to any such assignment. The Bank may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

16.3 No delay or omission on the part of the Bank in exercising any of its rights powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

16.4 This Agreement supersedes all prior agreements, arrangements or correspondence between the Bank and the Borrower in relation to the Loan.

16.5 To the extent that there is any conflict between the terms of this Agreement and the security referred to in Clause 12, the provisions of this Agreement shall prevail.


17           LAW

17.1 This Agreement shall be governed by and construed in accordance with the laws of England.


IN WITNESS whereof this Agreement is executed by the duly authorised representatives of the Bank and the Borrower.


For and on behalf of the Bank


Signature /s/ PAUL TANDY
          ......................

Date January 24, 2001
     ...........................


For and on behalf of the Borrower


Signature /s/ LEN KALKUN
          ......................

Date January 24, 2001
     ...........................

                                   SCHEDULE 1
The cost to the Bank referred to in Clause 4.3(a) will be calculated in accordance with the following formula:-

                              XL + S(L - D) + F x 0.01
                              ------------------------
                                   100 - (X + S)

where on the day(s) of application of the formula:

X - is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which the Bank is required under or pursuant to the Bank of England Act 1998 to maintain cash ratio deposits with the Bank of England;

L - is the percentage rate per annum at which sterling deposits for the relevant period are offered to the Bank by leading banks in the London Inter-Bank Market at or about 11.00 a.m. on that day;

F- is the rate of charge payable by the Bank to the Financial Services Authority pursuant to paragraph 2 of the Fees Regulations (but where for this purpose, the figure at paragraph 2.02b/2.03b shall be deemed to be zero) and expressed in pounds per GBP1 million of the Fee
           Base of the Bank;

S - is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which the Bank is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D - is the percentage rate per annum payable by the Bank of England to the Bank on Special Deposits

X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be given the value of zero.

Each calculation will be rounded up to the next one sixty-fourth of one per cent.

For the purposes of this Schedule:-

ELIGIBLE LIABILITIES and SPECIAL DEPOSITS shall bear the meanings ascribed to them under or pursuant to the Bank of England Act 1998 or by the Bank of England (as may be appropriate), on the day of the application of the formula.

FEE BASE has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

FEES REGULATIONS means, as appropriate, either the Banking Supervision (Fees) Regulations 1998 or such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to 31 March 1999.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

If alternative or additional financial requirements are imposed which in the Bank's opinion make the formula set out above no longer appropriate, the Bank shall be entitled to stipulate such other formula as shall be suitable to apply in substitution for the formula set out above.

                                   SCHEDULE 2

                            CERTIFICATE OF COMPLIANCE

To:        The Royal Bank of Scotland plc
           Leicestershire Corporate Business Centre
           St Johns House
           East Street
           Leicester
           LE1 6NB




Dear Sirs

CORGI CLASSICS LIMITED -(GBP)4,000,000 TERM LOAN FACILITY AGREEMENT DATED
[             ] 2001 (THE "FACILITY AGREEMENT")
CERTIFICATE OF COMPLIANCE IN RESPECT OF THE FINANCIAL YEAR ENDED [             ]

The calculations of the tests set out in the financial covenants detailed in Clause 11.1 are attached and the Borrower hereby confirms that the financial covenants have been complied with on the Compliance Dates referred to in Clause
11.3 of the Facility Agreement.

Yours faithfully





for and on behalf of
CORGI CLASSICS LIMITED



 .........................................
Director/Secretary

Extract from the Minutes of a Meeting of the Directors of

CORGI CLASSICS LIMITED (the "Company")




"After due consideration of all the circumstances and on being satisfied that it is for the benefit of the Company and in the interests of the Company for the purpose of carrying on its business to enter into a loan agreement (the "Agreement") in the form now produced in respect of a loan of GBP4,000,000
(FOUR MILLION POUNDS STERLING) from The Royal Bank of Scotland plc (the "Bank").

IT WAS RESOLVED THAT *                                         be authorised
to sign on behalf of the Company the Agreement and any documents required by the Bank in connection with the Agreement."





I HEREBY CERTIFY that the foregoing is a true extract from the Minutes of a Meeting of the Directors of the Company at which (all appropriate interests having been declared) a quorum entitled to vote was present duly held on the * day of and that a true copy of the Agreement has been retained by the Company.




Secretary________________________________________________

* Please complete